EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of the 10th day of April, 1996, by and between People Tech Consulting Inc., federal Canadian corporation ("Employer"), and Marti Smye ("Executive"). As used herein, "Employer" shall mean Employer and all direct and indirect subsidiaries of Employer.

                                   BACKGROUND

         Pursuant to a Stock Purchase Agreement dated April 10, 1996, between PTR Right Acquisition Co. Inc. ("PTR"), a federal Canadian corporation and a wholly-owned subsidiary of Right Management Consultants, Inc., a Pennsylvania corporation ("RMC"), as buyer, and the shareholders of Employer, as sellers (the "Stock Purchase Agreement"), PTR is purchasing all of the capital stock of Employer for the purpose of operating Employer's business on the closing date thereof (the "Closing Date"). Simultaneous with the execution of this Employment Agreement, Executive is selling shares of Employer to PTR pursuant to the Stock Purchase Agreement.

         In connection with the sale of the stock of Employer, Employer desires to employ Executive as Executive Vice President-Management Consulting, and Executive desires to be so employed by Employer.

         In consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, Employer and Executive agree as follows:

          1.   Employment and Duties.

                  (a) Employer hereby employs Executive and Executive hereby accepts employment by Employer as Executive Vice President-Management Consulting, for a period of three (3) years (the "Term"), effective as of March 1, 1996 (the "Effective Date"), and upon the terms and conditions contained in this Agreement. From and after the expiration of the Term, Executive will be retained as an employee of Employer, with either party having the right to terminate employment upon notice to the other party. Any such termination of employment after the expiration of the Term is in accordance with the provisions of this Agreement.

                  (b) As Executive Vice President, Executive shall have senior management responsibility for the business of Employer in connection with the types of business conducted as of the date hereof by Employer, and perform such other duties as Employer

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shall from time to time reasonably direct. From and after the date hereof and up to and including the date that Executive's employment hereunder is terminated, Executive shall devote Executive's full working time, skill and best efforts to the performance of Executive's duties hereunder. Notwithstanding anything in this paragraph to the contrary, Executive is free to engage in lecturing, speaking, writing, and teaching activities on a scale similar to those she has historically engaged in. All fees and royalties generates by such activities shall be the property of Employer.

                  (c) Employer shall not, without the consent of Executive, require Executive to change the location of her residence.

          2.   Compensation.

                  (a) Base Salary. As compensation for services rendered by Executive hereunder Executive shall receive, effective as of the Effective Date, an annual base salary of Three Hundred Twenty-Eight Thousand Five Hundred Canadian Dollars (C$328,500), payable on a semi-monthly basis. In addition, for the period from the Effective Date to February 28, 1999, Executive shall be entitled to receive the Special Bonus provided in subparagraph 2.(b) below.

                  (b) Special Bonus. In addition to the base salary provided for in subparagraph 2.(a) above, Employer shall pay a special bonus ("Special Bonus") to Executive based on the Net Earnings of Employer for the three fiscal years in the period beginning March 1, 1996 and ending on February 28, 1999 (each a "Fiscal Year"), according to the following schedule:

                                            Percentage of Net Earnings for
                                            each level of Net Earnings on an
                                            incremental (not cumulative) basis
            Net Earnings                    Fiscal     Fiscal     Fiscal
         (Canadian Dollars)                 Year 1     Year 2    Year 3

          Up to $500,000                     -         -         -
          $500,001-$1,500,000               19.44%    15.56%    11.66%
          $1,500,001-$2,000,000             31.12%    27.22%    23.34%
          $2,000,001-$2,500,000             35.00%    31.12%    27.22%
          $2,500,001 and above              38.90%    35.00%    31.12%

         In addition, and as an additional Special Bonus, if the Net Earnings, as calculated for the purposes of this Agreement, for any Fiscal Year exceed C$2,500,000, Executive shall be paid the sum of C$156,000 with respect to each such Fiscal Year; provided, however, that once the total amount of Special Bonus payments to Executive, including additional Special Bonus payments, has reached C$777,800, (i) Special Bonus payments to Executive shall

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be made at the rate of 95% of the percentages shown above and (ii) additional
Special Bonus payments to Executive shall be in the amount of C$148,200. Any Special Bonus payments due under this Agreement shall be paid within 60 days of the end of the Fiscal Year for which the Special Bonus payment is due.

         Net Earnings or Loss means, with respect to any Fiscal Year, the Net Earnings or Loss of People Tech before income taxes and bonuses (other than any Special Bonus) to principals for such year determined in a fashion consistent with the determination of such earnings for the year ended March 31, 1995, as determined by Smith, Nixon & Co., Chartered Accountants, in its report dated July 14, 1995, as adjusted to make the fiscal period herein correspond as if it were a regular fiscal year (meaning the application of appropriate year end adjustments), and with the following further adjustments: For purposes of the foregoing calculation, only direct costs of providing services outside Employer shall be deducted, including costs associated with the severance of current employees of Employer, but not any outplacement costs or allocations of overhead from offices (other than Employer's offices), or from the corporate headquarters of RMC. In the event that operations of People Tech are changed after the Effective Date so that such operations are not conducted in Employer, or RMC fails to meet its commitments under the Operating Plan (as such term is used in the Stock Purchase Agreement), the parties will adjust the method of calculation for purposes of the Special Bonus compensation to equitably reflect such circumstances.

                  (c) All compensation payable to Executive hereunder shall be subject to any tax withholding obligations under applicable laws.

          3.   Executive Benefits.

         In addition to the compensation set forth in Section 2 of this Agreement, Executive shall be entitled to the following:

                  (a) Four weeks paid vacation annually; including without limitation the pro rata portion thereof for the remainder of calendar year 1996 and for the period from January 1, 1999 through the end of the Term.

                  (b) All medical, life, retirement and other benefits that are currently available to other senior management of Employer.

                  (c) Executive shall participate in all other benefit, annual bonus, incentive and expense reimbursement programs offered by Employer from time to time to its senior management on the general terms of such programs, reasonably comparable to RMC corporate-wide policies regarding such programs from time to

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time, provided, however, that Executive understands and agrees that Employer reserves the right to unilaterally revise the terms of the benefits and expense reimbursement programs or to eliminate any benefits thereunder altogether. Executive agrees that benefits will be provided in accordance with the formal plan documents or policies and issues with respect to entitlement or payment of benefits under any of the benefit and expense reimbursement programs will be governed by the terms of such documents or policies establishing the benefit in issue. Commencing 1997, Executive shall be eligible for stock options consistent with RMC Corporate Executive Vice Presidents.

         For purposes of the vesting and eligibility requirements, if any, for the benefits which are available under this Section 3, Executive shall be deemed to have been hired on January 1, 1978.

          4.   Termination.

                  (a) Employer reserves the right to terminate Executive's employment at any time, for Cause, as hereinafter set forth, effective immediately upon written notice of such termination. In the event that Employer terminates Executive for Cause or in the event Executive voluntarily terminates her employment, Executive will receive only all salary and all accrued but unused vacation and other benefits during the period up through the date of termination.

                  (b) For purposes of this Agreement, "for Cause" shall be defined as (i) any material act of fraud or dishonesty by the Executive; (ii) any action by Executive which materially and adversely affects the ability of Executive to perform her professional duties as described herein; or (iii) any failure by Executive to cure any material breach of any term of (A) any contract between Executive and Employer or RMC, or (B) any written, generally disseminated policy of Employer or RMC regarding employee conduct, within thirty
(30) days of the effective date of the written notice of such breach by Employer or RMC to the Executive.

                  (c) This Agreement shall terminate automatically in the event of Executive's death or permanent disability which prevents Executive from performing Executive's essential duties under this Agreement. In either event, base salary shall be paid to the last day of the month in which the event occurs, and bonus will be pro rated to such later date. For purposes of this subparagraph, "permanent disability" shall have the same meaning as in Employer's Long Term Disability benefit policy as in effect from time to time.

                  (d) Notwithstanding any other provision of this Agreement, Executive shall be entitled to receive the Special Bonus hereunder without regard to Executive's death, disability

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or continued employment by Employer, unless Executive voluntarily terminates her employment or is terminated for Cause in which event Executive shall not be entitled to receive any Special Bonus payable after the date of termination of Executive's employment.

                  (e) In the event that Employment Standards legislation provides for a greater benefit to Executive on termination than contained in this Agreement, Executive is entitled to receive the benefit provided in such legislation in place of the termination benefit provided for in this Agreement; provided, however, that this subparagraph 4(e) shall not in any way restrict or limit the payment of any Special Bonus provided under subparagraph 2(b) hereof.

          5.   Restrictive Covenants.

                  (a) In order to induce Employer to execute this Agreement, Executive hereby covenants and agrees that during Executive's Employment by Employer and for a period of one year after Executive's employment with Employer is terminated for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, either for Executive's own account or as a partner or joint venturer, or as an agent for any person or entity other than Employer, or as a shareholder, owner, or otherwise (other than as the holder of five percent (5%) or less of an exchange listed entity), anywhere within the Territory (hereinafter defined): (i) engage in the business of selling or providing corporate change management consulting services; (ii) contact or solicit any entity which is or has been a client or customer of Employer's consulting division(s) at any time throughout Executive's employment with Employer or any entity which has been actively solicited by Employer within six months prior to termination of Executive's employment with Employer on behalf of any competitor of Employer for the purpose of providing change management or organizational consulting services to such clients or customers on an in-house basis, to the extent that so doing would compete with the change management or organizational consulting services provided by Employer; (iii) enter into any agreement or arrangement with or perform any change management or organizational management consulting services for any client or customer of Employer for whom Executive has performed services at any time during Executive's employment with Employer; or (iv) solicit or induce any employee of Employer to terminate such employee's employment with Employer. Notwithstanding anything herein to the contrary, Executive shall be permitted to engage in lecturing, speaking, writing and teaching activities on a scale similar to those she has historically engaged in during the term of Executive's employment by Employer. For the purposes of this Agreement, Territory shall mean the Provinces of Canada and the states of the United States which together constitute the continent of North America.

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                  (b) Executive hereby covenants and agrees that, except to the extent required by law, at all times after the date of this Agreement, Executive shall not use for Executive's benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Employer, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results not in the public domain; trade secrets, or other knowledge or processes used or developed by Employer in or for Employer's business; or any names or the addresses of any customers or clients of Employer; or any non-public data on or relating to past, present or prospective customers or clients of Employer; or any other confidential information relating to or dealing with the business operations or activities of Employer (collectively, "Confidential Information"). Provided, however, that Confidential Information does not include information that (x) is, was, or becomes available to Executive on a nonconfidential basis; (y) has been or is made available on a unrestricted basis to a third party by Employer, by an individual authorized to do so; or (z) is known by Executive prior to its disclosure to Executive by Employer. Furthermore, Executive is specifically permitted to use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance, or order of the Untied States, Canada, or any other jurisdiction applicable to Executive, or if Executive receives a request to disclose any Confidential Information under the terms of a subpoena, order, civil investigative demand, or similar process issued by a Court of competent jurisdiction or by a governmental body or agency of the United States or Canada or any subdivision thereof.

                  (c) Any and all writings, inventions, improvements, computer programs, processes, procedures or techniques (hereinafter "Inventions") which Executive may make, discover or develop either solely or jointly with any other person or persons (hereinafter "Co-Inventor(s)") at any time during the term of and as part of Executive's employment with Employer which relate to any business being conducted or carried on by Employer at the time of invention shall be the sole and exclusive property of Employer, subject to the rights of the Co-Inventor(s) in the Inventions. Any and all Inventions which Executive may make, discover or develop either solely or jointly with any Co-Inventor(s) other than as part of Executive's employment with Employer which are useful in connection with any business being conducted, carried on or definitely planned by Employer at the time of invention shall be subject to a perpetual license to Employer, subject to any rights of Co-Inventor(s). The amount of the royalty shall be agreed upon by Employer and Executive. In

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the event that they cannot agree, such royalty shall be determined by arbitration by three arbitrators, one selected by Employer, one selected by Executive and the third selected by the first two arbitrators. During the term of this Agreement, Executive shall make full disclosure to Employer of all such Inventions. It shall be presumed that any Inventions which Executive shall make, discover or develop either solely or jointly with any Co-Inventor(s) during the two-year period after termination of Executive's employment with Employer shall have been developed in part during the term of employment, and Executive shall have the burden of proof in demonstrating that no such development occurred during such term of employment. With respect to those Inventions as to which Employer is to acquire title hereunder, Executive shall do everything necessary or desirable to vest such title in Employer, and Executive shall write and prepare all specifications and procedures regarding such Inventions and otherwise aid and assist Employer so that Employer can prepare and present applications for copyrights or patents therefor and can secure such copyrights or patents wherever possible, as well as reissues, renewals and extensions thereof, and can obtain record title to such copyright or patents in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation for rights to Inventions which Employer acquires hereunder.

                  (d) Executive also agrees, during the term of this Agreement and thereafter, not to disparage or deprecate, directly or indirectly, the reputation, professionalism, character, competence, integrity or motives of Employer, any subsidiary or any affiliate thereof, or any of their officers, trustees, directors, employees, attorneys, agents or family members.

                  (e) Executive acknowledges that the restrictions contained in this Section 5, in view of the nature of the business in which Employer is engaged, are reasonable and necessary in order to protect the legitimate interests of Employer, and that any violation thereof would result in irreparable injuries to Employer. Executive therefore acknowledges that, in the event of a violation of any of these restrictions, Employer shall be entitled to obtain from any court of competent jurisdiction emergency, preliminary and permanent injunctive relief, as well as damages and an accounting of all earnings, profits and other benefits from Executive arising from such violation, which rights will be cumulative and in addition to any other rights or remedies to which Employer may be entitled from Executive.

                  (f) If for any reason any paragraph or portion of a paragraph from this Section 5 shall be invalid or unenforceable, it is agreed that the same shall not affect any other paragraph or portion hereof, but the remaining covenants and restrictions

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or portions hereof shall remain in full force and effect; and that if such invalidity or enforceability is due to the unreasonableness of the time or geographical area covered by the said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

          6.   Stock Options.

                  It is the intention of management of Employer to recommend to the Compensation and Stock Option Committee of RMC's Board of Directors ("Committee"), the issuance to Executive of options to purchase up to 6,000 of RMC's common shares on terms set by the Committee, including an option price at or above the fair market price of such shares on the date of grant.

          7.   Royalty Assignments.

                  Executive hereby assigns to Employer all of her right, title and interest in and to any royalties and other payments ("Royalties") to which Executive would otherwise be entitled to receive throughout the term of Executive's employment by Employer with respect to the following completed or to be completed books (collectively, the "Books"): You Don't Change A Company By Memo, Corporate Abuse and Your Second Life (working title, subject to change). Executive shall promptly notify the publishers of each of the Books in writing of such assignment. Upon the termination of Executive's employment with Employer, the right to receive the Royalties shall revert to Executive and Employer shall promptly notify the publishers of each of the Books in writing of such reversion.

          8.   Notices.

         Any notice hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, when delivered and, if mailed, when mailed by certified mail, postage prepaid, return-receipt requested, addressed to the following addresses:

          If to Employer:    People Tech Consulting Inc.
                             c/o Right Management Consultants,
                               Inc.
                             1818 Market Street, 33rd Floor
                             Philadelphia, PA  19103-3614
                             Attn: Chairman

          If to Executive:   Marti Smye
                             People Tech Consulting Inc.
                             154 University Avenue
                             2nd Floor
                             Toronto, Ontario  M5H 3Y9

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                             Canada

         Either party may change the address to which notices shall be mailed or delivered to it at any time by notice to the other party given in the manner provided herein.

          9.   Amendments.

         This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the proper party.

          10.  Indulgences.

         Neither the failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or potential exercise of any right, remedy, power or privilege preclude any other or future exercise of the same or of any other right, remedy, power or privilege. Any waiver of such item with respect to any one occurrence will not be construed as a similar waiver with respect to any other occurrence.

          11.  Paragraph Headings.

         The paragraph headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

          12.  Miscellaneous and Governing Law.

         This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement and the relationship of the parties in connection therewith shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, including laws with regard to any conflicts of law provisions.

          13.  Provisions Separable.

         The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

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          14.  Successors and Assigns; Assignment.

         This Agreement shall be binding upon and inure to the benefit of Employer's successors and assigns. Employer shall not assign this Agreement without Executive's prior written consent and Executive may not assign her interest in this Agreement.

          15.  Representation of Executive.

         Executive represents, warrants and acknowledges to Employer that she has had the opportunity to obtain, and in fact has obtained, independent legal advice with respect to this Agreement and all matters described herein or relating hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                 PEOPLE TECH CONSULTING INC.

                                 By:/s/ Marti Smye
                                    -------------------
                                    Marti Smye


         The undersigned hereby unconditionally guaranties all obligations of Employer to Executive under this Employment Agreement.


                                 RIGHT MANAGEMENT CONSULTANTS, INC.


                                 By: /s/ G. Lee Bohs
                                     -------------------
                                     G. Lee Bohs, Executive Vice
                                     President and Chief Financial
                                     Officer

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